Exhibit No. 99.1
FOR IMMEDIATE RELEASE
BankFinancial Converts to National Bank Charter
Burr Ridge, Illinois - (November 30, 2016) BankFinancial Corporation (Nasdaq - BFIN) announced its conversion to a Bank Holding Company registered with the Federal Reserve Board effective at the close of operations on November 30, 2016. Concurrently, its wholly-owned bank subsidiary will become BankFinancial, National Association (N.A.) pursuant to its conversion to a National Bank charter.
As of September 30, 2016, the Bank’s commercial loans and lease portfolio was $411.6 million, reflecting total portfolio growth of 45% since December 31, 2014. The Bank’s commercial loan and lease portfolio comprised 26.7% of total assets. The National Bank charter now permits the Bank to continue the expansion of its commercial lending operations, including lending to small businesses.
“We are really excited about the National Bank charter” said Regional Commercial Banking Executive Vice President Kevin Cook. “Our team of commercial bankers in Chicago offers working capital lines of credit, equipment loans and real estate loans to small and mid-size businesses in the Chicago area. The National Bank charter now removes all of our previous limits on growth and we intend to take full advantage of our new capacity.”
“The National Bank charter perfectly suits our nationwide focus on commercial equipment leasing, and finance, and will greatly enhance our ability to serve independent equipment lessors throughout the United States” said William Deutsch, President of National Commercial Leasing. “The National Bank charter also adds some important new capacity for innovative products that can significantly strengthen non-interest income and deposit relationships with our commercial equipment lessors.”
Added Brad Roiland, Sr. Vice President of National Health Care: “The National Bank charter will be extremely helpful in expanding our outreach to health care businesses, whether critical access hospitals, federally-qualified health centers, ambulatory surgical centers or home health providers. The ability to provide focused credit facilities and electronic depository services to eligible health care providers anywhere in the United States is critical to success in this market.”
“The Bank is now poised to be a leader in all of its commercial lending platforms. We look forward to working within our local communities and nationwide to deliver exactly what our individuals, families, and commercial loan and deposit customers need from a 21st Century financial institution” said F. Morgan Gasior, CEO of BankFinancial Corporation.
BankFinancial Corporation is the bank holding company for BankFinancial, N.A., a national banking association providing depository, wealth management and trust services to individuals, families and businesses through 19 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, IL and also providing selected commercial loans and leases on a local, regional and national basis. At September 30, 2016, BankFinancial had total assets of $1.540 billion, total loans of $1.242 billion, total deposits of $1.317 billion and stockholders’ equity of $204 million. BankFinancial Corporation’s common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company's website, www.bankfinancial.com.
This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams President – Marketing & Sales BankFinancial N.A. Telephone: 630-242-7234